UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2005

The Williams Companies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

See the disclosure under Item 7.01 of this report, which is incorporated by reference into this Item 2.02 in its entirety.

Item 7.01 Regulation FD Disclosure.

The Williams Companies, Inc. ("Williams") and Williams Partners L.P. ("Williams Partners"), a limited partnership to which a subsidiary of Williams serves as general partner, have identified Williams’ existing gathering and processing assets in the Four Corners area as the initial asset to be acquired by Williams Partners. The partnership plans to acquire an approximately 25 percent interest in the Four Corners assets. On a 100 percent basis, the unaudited operating income plus depreciation from these assets has been $154 million, $151 million and $165 million for 2002, 2003 and 2004 respectively. The same measure for the first nine months of 2005 is $136 million.

The terms of this proposed transaction, including price, will be subject to approval by the boards of directors of both Williams Partners’ general partner and Williams. Assuming such approvals are obtained, it is expected that the transaction would be completed during the second quarter of 2006.

A copy of Williams Partners' press release publicly reporting the assets to be acquired from Williams is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) None
(b) None
(c) Exhibits:

Exhibit 99.1 Copy of Wiliams Partners' press release dated November 1, 2005, publicly reporting the assets to be acquired from Williams as discussed herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Williams Companies, Inc.

November 1, 2005	By:	Brian K. Shore

Name: Brian K. Shore
Title: Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Williams Partners press release dated November 1, 2005